Exhibit 10.3
July 28, 2011
Paul Weston
Lapley Hall
Lapley
STAFFORD
ST19 9JR
Dear Paul:
As you are aware, Allied Healthcare International Inc. (“Allied”), a New York corporation, is contemplating a sale of Allied. As a member of the senior leadership team, Allied Healthcare Group Limited (the “Company”) will rely on your proven leadership and managerial abilities to successfully complete a transaction.
On behalf of the Company, I am pleased to offer you the opportunity to earn a retention bonus in connection with the successful completion of a Sale and your continued employment with the Company and its affiliates for twelve (12) months following the completion of the Sale, the terms of which are outlined below.
This Agreement shall continue in effect from the date hereof through December 31, 2011; provided that if either (i) a Sale has occurred prior to December 31, 2011 or (ii) a Sale has not occurred on or prior to December 31, 2011 but a definitive agreement providing for a transaction, the consummation of which would be a Sale, has been executed on or prior to such date, this Agreement shall continue in effect until the agreement has been fully performed by the Company. Notwithstanding anything herein to the contrary, in the event that a Sale does not occur on or before December 31, 2011 or a definitive agreement providing for a transaction, the consummation of which would be a Sale, has not been executed on or prior to December 31, 2011, this Agreement shall terminate and be of no further force and effect and you will have no rights to earn the Retention Bonus hereunder after such time.
1. Retention Bonus
(a) If a Sale is consummated on or prior to December 31, 2011 (or if a Sale has not occurred on or prior to December 31, 2011 but a definitive agreement providing for a transaction, the consummation of which would be a Sale, has been executed on or prior to December 31, 2011), the Company shall pay you the following amounts; provided that, on each payment date, you are then employed by the Employing Group and not under notice, whether given or received:
(i) An amount equal to £150,000 will be paid to you as soon as administratively practicable following the date of the consummation of the Sale, but in no event later than thirty (30) days following such date (“Cash Bonus”);

(ii) An amount equal to the Base Salary Bonus will be paid as follows:
(A) Thirty-three and one-third percent (33-1/3%) of the Base Salary Bonus will be paid to you as soon as administratively practicable following the date of the consummation of the Sale, but in no event later than thirty (30) days following such date; and
(B) Sixty-six and two thirds percent (66-2/3%) of the Base Salary Bonus will be paid to you on the last day of the Retention Period.
Notwithstanding the forgoing, for purposes of subsections (i) above, you will be considered employed by the Employing Group on the payment date of the Cash Bonus if you are not under notice as of the date of the consummation of the Sale, where such notice is served by you or is served upon you by the Employing Group by reason of gross misconduct.
(b) Further, the Company shall encourage the acquirer of the Company to consider making you eligible to participate in any equity compensation plan maintained by the Company after the Sale on an equitably equivalent basis to other senior executives of the Company.
2. Separation from Service
(a) If your employment with the Employing Group is terminated by either the Employing Group or you for any reason before the end of the Retention Period, any unpaid portion of the Retention Bonus shall be immediately forfeited and you shall have no right to receive payment of such amount. For purposes of this Section, the giving or receiving of any notice required by the terms of the Executive Service Agreement shall constitute a termination of your employment as of the date such notice is given.
(b) Further, in the event your employment with the Employing Group is terminated by either the Employing Group or you for any reason before the end of the Retention Period, you agree to pay to the Company, within thirty (30) days following your termination of employment, an amount equal to the portion of the Base Salary Bonus previously paid to you in connection with the Sale.
(c) A termination of your employment by the Employing Group, other than for gross misconduct, before the end of the Retention Period will be considered a termination “due to acquisition or take over” pursuant to Section 3.7 of the Executive Service Agreement.
3. Definitions
As used in this Agreement, the following terms shall have the meanings set forth below:
(a) “Base Salary Bonus” means your annual base salary at the time of the consummation of the Sale.

(b) “Cash Bonus” means the amount set forth in Section 1(a)(i) above.
(c) “Employing Group” means Allied, the Company, any holding company of the Company, or any subsidiary of the Company or any such holding company.
(d) “Executive Service Agreement” means that certain Executive Service Agreement dated May 1, 2008 between you and the Company, as such may be amended from time to time.
(e) “Retention Bonus” means the Cash Bonus and the Base Salary Bonus.
(f) “Retention Period” means the period beginning on the date of the consummation of a Sale and ending on the date that is twelve (12) months following the consummation of a Sale.
(g) “Sale” shall be deemed to have occurred at such time as any person, or persons acting as a group, acquires more than 50% of the outstanding voting equity of Allied, or at such time as all or substantially all of the assets of Allied are sold or otherwise disposed of to any person, or persons acting as a group.
4. Confidentiality
You agree to keep the terms of this Agreement and the existence and terms of any proposed Sale and related information strictly confidential, unless such disclosure has been specifically approved for release by the Company in writing; provided, however, that you may disclose the terms of this Agreement and the existence (but not the terms) of any proposed Sale only to your tax advisor, legal advisor, management advisor and immediate family members, each of whom shall be instructed by you to hold the existence and terms of this Agreement and the existence of any proposed Sale in the strictest confidence, in accordance with the terms of this Agreement. If you (or advisors or family members) violates this provision, you will forfeit, and not be entitled to receive, the Retention Bonus under this Agreement.
5. Restrictive Covenants
The restrictive covenants set forth in the Executive Service Agreement between you and the Company regarding non-competition, non-solicitation and confidentiality shall remain in full force and effect.
6. Successors and Assigns
This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

This Agreement is personal to you and is not assignable by you, other than by will or the laws of descent and distribution, without the prior written consent of the Company.
7. Notice
Notices and other communications provided for in this Agreement shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:
If to the Company:
Allied Healthcare Group Limited
Stone Business Park
Brooms Road
Staffordshire ST15 0TL
England
If to you:
To the most recent address in the Company’s records.
8. Entire Agreement
This Agreement constitutes the entire agreement between the parties with regard to the Retention Bonus and other matters referred to herein and supersedes any and all previous communications, representations, understandings and agreements with respect to the Retention Bonus; provided, however, that this Agreement does not amend or modify the Executive Service Agreement.
9. No Guarantee of Employment
This Agreement is not a contract of employment. The execution of this Agreement shall not be construed as conferring any legal rights upon you to continued employment, nor shall it interfere with the right of the Employing Group to terminate your employment for any reason.
10. Withholding
All payments made pursuant to this Agreement will be subject to withholding of applicable federal, state, local and foreign income and employment taxes.
11. Miscellaneous
(a) This Agreement shall be unfunded. Any payment made under this Agreement shall be made from the Company’s general assets.
(b) No provision of this Agreement may be amended, modified, waived or discharged other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) This Agreement shall be governed by and construed and entered in accordance with English law.
(d) This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
If this letter agreement correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter agreement which will then constitute our agreement on this subject.
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Sincerely,

ALLIED HEALTHCARE GROUP LIMITED

/s/ Sandy Young

Name:	Alexander Young
I acknowledge receipt and agree with the foregoing terms and conditions.

/s/ Paul Weston

Name:	Paul Weston